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                                                                    Exhibit 23.6


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
of MCI WorldCom, Inc.:


We consent to the incorporation by reference in this registration statement on Form S-8 of MCI WorldCom, Inc. of our report dated February 12, 1998, with respect to the consolidated balance sheets of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of WorldCom, Inc. dated May 28, 1998.


                                                  KPMG Peat Marwick LLP


St. Louis, Missouri
September 8, 1998